August 9, 2019

THE BOARD RECOMMENDS THAT YOU DO NOT ACCEPT
THE EVEREST TENDER OFFER

Dear Griffin Capital Essential Asset REIT, Inc. Class E Stockholder:

On August 1, 2019, Everest REIT Investors I, LLC (“Everest”) commenced an unsolicited offer to purchase up to 1,000,000 shares of Class E common stock, par value $0.001 per share (the “Class E Common Stock”), of Griffin Capital Essential Asset REIT, Inc. (“GCEAR”), at a price of $7.20 per share in cash (the “Everest Offer”). You should expect to receive offer materials for the Everest Offer, if you have not received them already. THIS IS NOT AN OFFER FROM GCEAR.

After carefully evaluating the Everest Offer and consulting with our management and such outside legal and other advisors as deemed appropriate by the Board of Directors of GCEAR (the “Board”), THE BOARD RECOMMENDS YOU DO NOT ACCEPT THE EVEREST OFFER AND DO NOT TENDER YOUR SHARES OF CLASS E COMMON STOCK. The Board believes the Everest Offer is not in the best interests of GCEAR’s Class E stockholders for the following reasons:

(1)
The Everest Offer price is significantly less than the current and potential long-term value of the shares of Class E Common Stock. As of August 6, 2019, the net asset value (“NAV”) per share of Class E Common Stock was $9.55. The Everest Offer price is $7.20 per share, or approximately 25% less than such NAV per share.

(2)
The Everest Offer represents an opportunistic attempt by Everest to generate profit by purchasing the shares of Class E Common Stock at a deeply discounted price relative to its NAV as of August 6, 2019, thereby depriving the GCEAR Class E stockholders who tender their shares of Class E Common Stock in the Everest Offer of the potential opportunity to realize the full, long-term value of their investment in GCEAR.

(3)
Everest failed to inform you that a share redemption program (the “SRP) is available to you. For GCEAR stockholders that need liquidity, GCEAR has adopted the SRP whereby, subject to certain limitations, GCEAR stockholders may request on a quarterly basis GCEAR redeem all or any portion of their shares. The redemption price per share for each class of common stock will be equal to GCEAR’s NAV per share for such class generally on the 13th of the month immediately prior to the end of the applicable quarter. Given the NAV per share of the Class E Common Stock of $9.55 as of August 6, 2019, the Board anticipates the quarterly redemption price per share of the Class E Common Stock will be significantly higher than the Everest Offer price.

(4)
Everest states that the Everest Offer is being made “for investment purposes and with a view to making a profit for itself.” To that end, Everest states that it arrived at the Everest Offer price by considering, among other things, “the discount to potential liquidation value that is acceptable to [Everest]” and its “desire to set an [o]ffer [p]rice that will be acceptable to some [GCEAR Class E stockholders] and will also enable [Everest] to make a profit by holding on to the [s]hares [of Class E Common Stock] until [GCEAR] is liquidated.” Further, Everest states it “determined the [o]ffer [p]rice pursuant to its own analysis” and “did not obtain current independent valuations or appraisals of [GCEAR’s] assets.” Therefore, Everest acknowledges the Everest Offer price was established based on Everest's objectives and not based on what is in the best financial interest of you and the other GCEAR Class E stockholders.

In light of the reasons considered above, the Board unanimously determined accepting the Everest Offer is not advisable and is not in the best interests of GCEAR’s Class E stockholders. Accordingly, the Board unanimously recommends the GCEAR Class E stockholders reject the Everest Offer and NOT tender their shares of Class E Common Stock for purchase pursuant to the Everest Offer. We filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the Securities and Exchange Commission (“SEC”) on August 9, 2019 (the “Schedule 14D-9”) in response to the Everest Offer. The Schedule 14D-9, which is available free of charge on the SEC’s website at www.sec.gov and GCEAR’s website at www.gcear.com, provides additional information to you. Please take the time to read it before making your decision.

At this time, all classes of shares of GCEAR common stock, including Class E Common Stock, are eligible for the SRP. Please see GCEAR’s Registration Statement on Form S-11 (Registration No. 333-217223) (as amended, the “Registration Statement”) filed with the SEC and the Final Prospectus under the Registration Statement filed with the SEC on June 18, 2019 for additional details regarding the SRP. The Board will continue to consider the liquidity available to GCEAR Class E stockholders going forward, balanced with other long-term interests of the GCEAR Class E stockholders and GCEAR. It is possible that in the future additional liquidity will be made available by GCEAR through the SRP, issuer tender offers or other methods, though we can make no assurances as to whether that will happen, or the timing or terms of any such liquidity.

The Board notes each GCEAR Class E stockholder must evaluate whether to tender his or her shares of Class E Common Stock in the Everest Offer and that an individual GCEAR Class E stockholder may determine to tender based on, among other considerations, such GCEAR Class E stockholder’s individual liquidity needs. In making a decision as to whether to tender his or her shares of Class E Common Stock in the Everest Offer, each GCEAR Class E stockholder should keep in mind that (a) the SRP has certain restrictions and limitations and (b) the Board makes no assurances with respect to (i) future distributions (which can change periodically) or (ii) the timing of providing liquidity to the GCEAR Class E stockholders. Each GCEAR Class E stockholder should carefully review all of the Everest Offer documents sent to you by Everest, as well as GCEAR’s publicly available annual, quarterly and other reports, and consult with his or her own financial, tax and other advisors in evaluating the Everest Offer before deciding whether to tender his or her shares of Class E Common Stock.

The Board believes any offer significantly less than GCEAR’s NAV per share as of August 6, 2019, such as the Everest Offer, is not in the best interests of our Class E stockholders. Any communication from the Board or GCEAR will clearly indicate such and will not be sent on our behalf by a third party.

We appreciate your trust in GCEAR and its Board and thank you for your continued support. WE ENCOURAGE YOU TO FOLLOW THE BOARD’S RECOMMENDATION AND NOT TENDER YOUR SHARES OF CLASS E COMMON STOCK IN THE EVEREST OFFER.

Sincerely,

/s/ Kevin A. Shields
Kevin A. Shields
Chairman of the Board and Executive Chairman
Griffin Capital Essential Asset REIT, Inc.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this letter of Griffin Capital Essential Asset REIT, Inc., other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend for all such forward-looking statements to be covered by the applicable safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward-looking statements may discuss, among other things, our future capital expenditures, distributions and acquisitions (including the amount and nature thereof), business strategies, the expansion and growth of our operations, our net sales, gross margin, operating expenses, operating income, net income, cash flow, financial condition, impairments, expenditures, capital structure, organizational structure, and other developments and trends of the real estate industry. Such statements are based on a number of assumptions involving judgments with respect to, among other things, future economic, competitive, and market conditions, all of which are difficult or impossible to predict accurately. To the extent that our assumptions differ from actual results, our ability to meet such forward-looking statements, including our ability to generate positive cash flow from operations and provide distributions to stockholders, our ability to find suitable investment properties, and our ability to be in compliance with certain debt covenants, may be significantly hindered. Therefore, such statements are not intended to be a guarantee of our performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this letter. We cannot guarantee the accuracy of any such forward-looking statements contained in this letter, and we do not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by applicable securities laws and regulations.

See the “Risk Factors” section of our Quarterly Report on Form 10-Q for the period ended March 31, 2019, filed with the SEC on May 15, 2019, and the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 14, 2019, for a discussion of some, although not all, of the risks and uncertainties that could cause actual results to differ materially from those presented in our forward-looking statements.